                                                                          , 1997
                                                             -------------

                            EXCHANGE AGENT AGREEMENT
                            ------------------------


The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York 10001

Ladies and Gentlemen:

     CSX Corporation, a Virginia corporation (the "Company"), proposes to make offers (the "Exchange Offers") to exchange (i) an aggregate principal amount of up to $350,000,000 of the Company's 7.05% Debentures Due 2002 (the "New 2002 Debentures"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 7.05% Debentures Due 2002 (the "Old 2002 Debentures"), (ii) an aggregate principal amount of up to $300,000,000 of the Company's 7.25% Debentures Due 2004 (the "New 2004 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7.25% Debentures Due 2004 (the "Old 2004 Debentures"), (iii) an aggregate principal amount of up to $450,000,000 of the Company's 7.45% Debentures Due 2007 (the "New 2007 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7.45% Debentures Due 2007 (the "Old 2007 Debentures"), (iv) an aggregate principal amount of up to $400,000,000 of the Company's 7.90% Debentures Due 2017 (the "New 2017 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7.90% Debentures Due 2017 (the "Old 2017 Debentures"), (v) an aggregate principal amount of up to $500,000,000 of the Company's 7.95% Debentures Due 2027 (the "New 7.95% 2027 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7.95% Debentures Due 2027 (the "Old 7.95% 2027 Debentures"),
(vi) an aggregate principal amount of up to $100,000,000 of the Company's 6.95% Debentures Due 2027 (the "New 6.95% 2027 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 6.95% Debentures Due 2027 (the "Old 6.95% 2027 Debentures"),
(vii) an aggregate principal amount of up to $250,000,000 of the Company's 7.25% Debentures Due 2027 (the "New 7.25% 2027 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 7.25% Debentures Due 2027 (the "Old 7.25% 2027 Debentures") and
(viii) an aggregate principal amount of up to $150,000,000 of the Company's 8.30% Debentures Due 2032 (the "New 2032 Debentures"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 8.30% Debentures Due 2032 (the "Old 2032 Debentures"). The New 2002 Debentures, New 2004 Debentures, New 2007 Debentures, New 2017 Debentures, New 7.95% 2027 Debentures, New 6.95% 2027 Debentures, New 7.25% 2027 Debentures and New 2032 Debentures are sometimes referred to herein collectively as the "New Debentures," and the Old 2002 Debentures, Old 2004 Debentures, Old 2007 Debentures, Old 2017 Debentures, Old 7.95% 2027 Debentures, Old 6.95% 2027 Debentures, Old 7.25% 2027 Debentures and Old 2032 Debentures are sometimes referred to herein collectively as the "Old Debentures." The terms and conditions of the Exchange Offers as currently contemplated are set forth in a Prospectus, dated _________, 1997 (the "Prospectus"), distributed to all record holders of the Old Debentures on ________, 1997. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

     The Company hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offers. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

     The Exchange Offers are expected to be commenced by the Company on or about __________, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Debentures to accept the Exchange Offers and contains certain instructions with respect to (i) the delivery of certificates for Old Debentures tendered in connection therewith and (ii) the book-entry transfer of Old Debentures to the Exchange Agent's account at the Depository Trust Company ("DTC").

     The Exchange Offers shall expire at 5:00 p.m., New York City time, on ______, 1997 or on such later date or time to which the Company may extend the Exchange Offers (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offers from time to time by giving oral (to be confirmed in writing) or written notice to you no later than 5:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Company expressly reserves the right to amend or terminate the Exchange Offers, and not to accept for exchange any Old Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified in the Prospectus under the caption "The Exchange Offers -- Certain Conditions to the Exchange Offers." The Company will give oral (to be confirmed in writing) or written notice of any amendment, termination or nonacceptance of Old Debentures to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth herein and such duties which are necessarily incidental thereto;

provided, however, that in no
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event will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Old Debentures at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offers within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old Debentures into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal, certificates for Old Debentures (or confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility), Notices of Guaranteed Delivery and any Agent's Message or other documents delivered or mailed to you by or for holders of the Old Debentures to ascertain whether: (i) the Letters of Transmittal, Notices of Guaranteed Delivery, Agent's Message and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Debentures have otherwise been properly tendered. In each case where the Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or any other document has been improperly completed or executed or any of the certificates for Old Debentures are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offers exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. Final determination of all questions as to the validity, form, eligibility and acceptance for exchange of any tender of Old Debentures shall be made by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Old Debentures determined by it not to be timely or in proper form or the acceptance of or exchange for which may, in the opinion of the Company's counsel, be unlawful and to waive any of the conditions of the Exchange Offers or any defect or irregularity in the tender of the Old Debentures, and the Company's interpretation of the terms and conditions of the Exchange Offers will be final. Upon notification by any person designated in writing by the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Debentures pursuant to the Exchange Offers.

     5. Tenders of Old Debentures may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offers -- Procedures for Tendering Old Debentures" and Old Debentures shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5, Old Debentures which any Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in


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writing).

     6. You shall advise the Company with respect to any Old Debentures delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Debentures.

     7.  You shall accept tenders:

     (a) in cases where the Old Debentures are registered in two or more names only if signed by all named holders;

     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acing in a fiduciary or a representative capacity only when proper evidence of such person's authority to so act is submitted; and

     (c) from persons other than the registered holder of Old Debentures provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Debentures where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Debentures to the transfer agent for split-up and return any untendered Old Debentures to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration at or termination of the Exchange Offers.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offers, the Company will notify you (such notice, if given orally, to be confirmed in writing) of the Company's acceptance, promptly after the Expiration Date, of all Old Debentures properly tendered and you, on behalf of the Company, will exchange such Old Debentures for New Debentures and cause such Old Debentures to be canceled. Delivery of New Debentures will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Debentures for each $1,000 principal amount of the Old Debentures tendered promptly after notice (such notices, if given orally, to be confirmed in writing) of acceptance of said Old Debentures by the Company, provided, however, that in all cases, Old
                                       --------  -------
Debentures tendered pursuant to the Exchange Offers will be exchanged only after timely receipt by you of certificates for such Old Debentures (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or an Agent's Message in lieu thereof) and any required documents unless otherwise waived by the Company. You shall accept tendered Old Debentures and issue New Debentures only in denominations of $1,000 or any integral multiple thereof.

     9. Tenders pursuant to the Exchange Offers are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal,


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Old Debentures tendered pursuant to the Exchange Offers may be withdrawn at any time on or prior to the Expiration Date.

     10. The Company shall not be required to accept for exchange any Old Debentures tendered if any of the conditions set forth in the Exchange Offers are not met. Notice of any decision by the Company not to exchange any Old Debentures tendered shall be given (such notice, if given orally, shall be confirmed in writing) by the Company to you.

     11. If, pursuant to the terms of the Exchange Offers, the Company does not accept for exchange all or part of the Old Debentures tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offers -- Certain Conditions to the Exchange Offers" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offers return those certificates for unaccepted Old Debentures (or effect the appropriate book-entry transfer of the unaccepted Old Debentures), together with any related required documents and the Letter of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. All certificates for reissued Old Debentures, unaccepted Old Debentures or for New Debentures shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14.  As Exchange Agent hereunder you:

     (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Debentures represented thereby deposited with you pursuant to the Exchange Offers, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offers; provided, however, that in no event will your general duty to act in good faith
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be discharged by the foregoing;

     (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity satisfactory to you;

     (c) may conclusively rely on and shall be fully protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;


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     (d)  may conclusively act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

     (e) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any Designated Officer of the Company with respect to the Exchange Offers;

     (f) shall not advise any person tendering Old Debentures pursuant to the Exchange Offers as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Debentures; and

     (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

     15. You shall take such action as may from time to time be requested by any Designated Officer of the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, and supplements thereto, the Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offers, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offers. The Company will furnish you with copies of such documents at your request.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to David D. Owen, Managing Director-Corporate Finance of the Company, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the principal amount of the Old Debentures which have been tendered pursuant to the Exchange Offers and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will inform, and cooperate in making available to, the Company or any other person or persons identified to you by the Company from time to time prior to the Expiration Date of such other information as they or such persons reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such persons identified to you by the Company of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to


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extend the Exchange Offers.  You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate principal amount of Old Debentures not tendered or Old Debentures not accepted and deliver said list to the Company at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Debentures tendered and the aggregate principal amount of Old Debentures accepted and deliver said list to the Company.

     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the address set forth below for notices.

     18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of reasonable out-of-pocket expenses as are set forth on Schedule I attached hereto.

     19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

     20. The Company agrees to indemnify and hold you (and your officers, directors, employees and agents) harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with the performance of your duties hereunder, other than those losses resulting from your negligence, bad faith or willful misconduct.

     21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     22. All communications, including notices, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, (iii) transmitted by facsimile (which shall be confirmed by telephone and by a writing sent by registered or certified mail on the business day that such facsimile is sent) or (iv) sent by recognized overnight courier for next business day delivery, addressed to the parties at the addresses or facsimile numbers as any party shall hereafter specify by


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communication to the other parties in the manner provided herein:

            Company:                  CSX Corporation
                                      One James Center
                                      901 East Cary Street
                                      Richmond, Virginia 23219
                                      Fax No.: 804-783-1346
                                      Attention: David D. Owen

            with a copy to:           McGuire, Woods, Battle & Boothe, L.L.P.
                                      One James Center
                                      901 East Cary Street
                                      Richmond, Virginia 23219
                                      Fax No.: 804-775-1061
                                      Attention: Joseph C. Carter, III, Esq.

            Exchange Agent:           The Chase Manhattan Bank
                                      450 West 33rd Street, 15th Floor
                                      New York, New York 10001-2697
                                      Fax No.: 212-946-8161
                                      Attention: Ronald Halleran

            with a copy to:           Dewey Ballantine
                                      1301 Avenue of the Americas
                                      New York, New York 10019-6092
                                      Fax No.: 212-259-6333
                                      Attention: Charles R. Hager, Esq.

     23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                      CSX CORPORATION



                                      By:
                                         ---------------------------
                                         Name: David D. Owen
                                         Title: Managing Director - Corporate
                                                                    Finance


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Accepted as of the date first
above written:

THE CHASE MANHATTAN BANK,
as Exchange Agent


By:
   --------------------------
   Name:
   Title:


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